August 11, 2004

Mr. Kyle Holland

Fifth Street Capital, L.L.C.

206 Wild Basin Road #203

Austin, TX 78746

Re:  Amendments to Engagement Agreement dated April 1, 2004, Engagement Letter for Bridge Financing dated March 30, 2004, and Marketing Agent Agreement dated April 1, 2004, all by and between Gray Capital Partners, L.L.C and Smarte Solutions, Inc.

Dear Mr. Holland:

Pursuant to our discussions recently, please allow this letter to serve as an Amendment to the following; (i) the Engagement Agreement dated April 1, 2004 (the “Engagement Agreement”), (ii) the Engagement Letter for Bridge Financing dated March 30, 2004 (the “Bridge Financing Agreement”), and (iii) the Marketing Agent Agreement dated April 1, 2004 (the “Marketing Agent Agreement”), all by and between Fifth Street Capital, L.L.C. f/k/a Gray Capital Partners, L.L.C (“Fifth Street”) and Smarte Solutions, Inc. (“Smarte”).  For purposes of this Letter Amendment it is the parties desire to amend the terms of the Engagement Agreement, the Bridge Financing Agreement and the Marketing Agent Agreement as follows:

1.

With respect to all three letter agreements (Engagement Agreement, Bridge Financing Agreement, and the Marketing Agent Agreement, collectively the “Fifth Street Agreements”), this will confirm that for all purposes and all references therein, that the name Gray Capital Partners, L.L.C. shall be replaced with Fifth Street Capital, L.L.C.

2.

With respect to both the Engagement Agreement and the Marketing Agent Agreement, Fifth Street agrees that the “Offering” (as defined in both the Engagement Agreement and the Marketing Agent Agreement) be increased to a minimum of $3,500,000 and a maximum of $6,000,000.

3.

With respect to both the Engagement Agreement and the Marketing Agent Agreement, Fifth Street agrees that the “Offering” (as defined in both the Engagement Agreement and the Marketing Agent Agreement) shall be conducted as a “best efforts underwritten public offering” with Fifth Street serving as the underwriter.

4.

With respect to the Bridge Financing Agreement, the warrant component of Fifth Street’s compensation as outlined therein is hereafter changed to “1.4% of such amount [the gross proceeds raised in the Bridge Financing] in warrants to purchase common stock of the Company [Smarte] at a per share exercise price equal to $0.50, provided that such warrants must be exercised within eighteen (18) months of the date of registration of the Equity Offering [as defined in the Bridge Financing Agreement] or they shall revert to the Company.”

5.

With respect to the Engagement Agreement and the Marketing Agent Agreement, Fifth Street agrees and agrees that for purposes of Section 11(b) of the Marketing Agent Agreement and Section 12(b) of the Engagement Agreement, there has been “no material adverse change in the condition or operations of the Company subsequent to GCP’s due diligence review” which would cause Fifth Street not to proceed in accordance with the contemplated Offering.

6.

With respect to the Fifth Street Agreements, Fifth Street agrees that any compensation due to Fifth Street shall only be payable for amounts raised which are solely originated by Fifth Street.  Fifth Street agrees that no compensation shall be due to Fifth Street for amounts raised which are originated by parties other than Fifth Street, including Smarte.

7.

The parties agree that all other provisions contained in the Fifth Street Agreements remain in full force and effect and nothing contained in this Letter Amendment is intended to, nor does it amend or alter those other provisions in any way.

If this is your understanding of our recent agreements, please indicate by signing in the space provided below for your signature.  Should you have any questions, do not hesitate to contact my office.

Very Truly Yours.

By: /s/ BALA VISHWANATH

Bala Vishwanath, CEO

Smarte Solutions, Inc.

AGREED AND ACCEPTED:

Fifth Street Capital, L.L.C.

By: /s/ KYLE HOLLAND

    Kyle Holland, Managing Director Investment Banking